UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

OMNICARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OMNICARE, INC.

100 EAST RIVERCENTER BOULEVARD

COVINGTON, KENTUCKY 41011

SUPPLEMENT TO PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on May 19, 2003

This is a supplement to the proxy statement of Omnicare, Inc. (the “Company”) dated April 11, 2003 that was furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company and any adjournment thereof. The purpose of this supplement is to provide information regarding employment agreements and related arrangements, substantially all of which has been previously disclosed in filings with the Securities and Exchange Commission. This information should be read in conjunction with the proxy statement.

The information which appears on page 8 of the proxy statement under the heading “Employment Agreements” should be replaced in its entirety with the following:

EMPLOYMENT AGREEMENTS AND RELATED ARRANGEMENTS

The Company has entered into employment agreements with each of Messrs. Gemunder, Keefe and Froesel and Ms. Hodges. The employment agreements of Mr. Gemunder and Ms. Hodges are currently effective through August 3, 2008 and the employment agreement of Mr. Keefe is currently effective through May 31, 2008. Each of these agreements has generally been extended annually by one year. Mr. Froesel’s employment agreement is currently effective through March 3, 2005, following which it will be automatically extended for successive three-year terms unless either party provides prior written notice of non-renewal. The agreements of Messrs. Gemunder and Keefe and Ms. Hodges provide that each executive’s current base compensation may be increased by the Company. Mr. Froesel’s agreement provides that his base salary may be adjusted at the Company’s discretion. Mr. Gemunder is entitled to incentive compensation and bonuses as determined annually by the Board of Directors. Messrs. Keefe and Froesel and Ms. Hodges are entitled to participate in incentive compensation and bonus programs generally available to executives of the Company. Each executive is entitled to participate in benefit programs and receive fringe benefits generally available to executives of the Company. Mr. Gemunder’s agreement provides for his continued nomination to the Board of Directors during his employment and Ms. Hodges’ agreement provides for her nomination to the Board of Directors no less frequently than bi-annually during her employment.

The employment agreements of Messrs. Gemunder and Keefe and Ms. Hodges provide that if the executive is terminated without cause (as defined in the agreements), including, among other things, the Company’s continuing material breach of the agreement, a material reduction in responsibilities and, following a change of control (as defined in the agreements), assignment to the executive of duties inconsistent with his/her position or a relocation of the Company’s offices, the Company will pay the executive monthly severance payments at an annual rate equal to 150% (100% in the case of Mr. Keefe) of the sum of (i) his/her then-current base salary; (ii) his/her annual incentive bonus for the prior year and (iii) the fair market value of all of his/her stock awards that have vested during the previous 12 months. These payments will be made for the remaining terms of the agreements. Mr. Froesel’s agreement provides that if he is terminated without cause (as defined in the agreement and including, among other things, the events described in the first sentence of this paragraph), then the Company will pay Mr. Froesel his then-current base salary for two years and any restricted stock, stock options and rabbi trust contributions will immediately vest. If the Company terminates Mr. Froesel upon a change of control (as defined in the agreement), Mr. Froesel will be entitled to receive his base salary and cash bonus for the remaining term of the agreement plus two years, and any restricted stock, stock options and rabbi trust contributions will immediately vest. Each employment agreement also provides that the executive may voluntarily terminate employment within 120 days after a change of control and that such termination will be treated as without cause, resulting in the payments described above. Each employment agreement also provides that to the extent any payment to the executive would be subject to excise taxes under Section 4999 of the Internal Revenue Code, the executive will receive “gross-up” payments to make them whole with respect to such taxes.

Upon a change of control, the Company is required to continue to make premium payments under split-dollar life insurance arrangements with Messrs. Gemunder, Keefe and Froesel and Ms. Hodges until the end of the term of his/her employment agreement, and is required to make a contribution to a rabbi trust in an amount equal to the present value of the company’s premium payment obligations until the executive reaches age 65 (or, in the case of Mr. Gemunder, age 69 and, in the case of Mr. Hutton, until March 1, 2005). In addition, Mr. Gemunder may, during his employment or following any termination due to disability or without cause, elect to (i) convert an existing key-man life insurance policy covering him into an insurance arrangement substantially equivalent to a split-dollar life insurance arrangement for his benefit and (ii) purchase from the Company certain other existing key-man life insurance policies covering him for an amount equal to the then-current cash value of such policies. These rights are conditioned upon the Compensation and Incentive Committee’s prior approval. Pursuant to the terms of the Company’s equity incentive plans, all stock options, restricted stock and other equity awards will become fully vested upon a change of control. Pursuant to the Company’s 2002 Supplemental Benefit Plan, all benefits become fully vested upon a change of control.

Dated: May 9, 2003

2